EXHIBIT 99.1

FOR IMMEDIATE RELEASE

First National Community Bancorp, Inc.

Announces Termination of OCC Consent Order

Dunmore, Pa., March 26, 2015—First National Community Bancorp, Inc. (OTCQX:FNCB) (“Company”), announced today that First National Community Bank (“Bank”), the Company’s wholly-owned banking subsidiary, has been fully and completely released from the Consent Order (“CO”) entered into with the Office of the Comptroller of the Currency ("OCC") in September 2010. The effective date of the termination of the CO was March 25, 2015.

In response to the CO and other factors, the Bank implemented and adopted industry best practices to meet the evolving expectations of the regulatory agencies for community banks. Included in the enhancements were additional corporate governance practices and disciplined business and banking principles related to the Bank’s procedures, systems, policies, programs, plans, training and resources. The Board of Directors added experienced members to provide further oversight and guidance. These and other efforts were reflected in the results of operations for years 2013 and 2014. In 2014, the Company reported its most profitable year since 2008 and, as of December 31, 2014, both the Company's and the Bank's regulatory capital ratios were the highest they have been since December 31, 2008. All of these efforts were accomplished without any specific capital raising activity.

The termination of the CO signifies that the OCC has determined that the Bank has met all of the CO requirements. Also, with the termination of the CO, the Bank is now considered “well-capitalized” under the FDIC’s prompt corrective action provisions.

"Since the Bank entered into the CO, the Board of Directors, management and all of our employees have worked tirelessly to improve the Bank’s processes and controls, while continuing to serve our customers and strengthening our competitive position in Northeastern Pennsylvania. The termination of the CO is a highly positive milestone for the Bank and represents our team’s successful efforts to improve our compliance-related infrastructure, as well as strengthen our balance sheet and improve the Bank’s financial performance,” said Steven R. Tokach, President and Chief Executive Officer. “It’s gratifying that we have been able to realize significant performance improvements while operating under the limitations of a regulatory order. The termination of the CO enhances our ability to execute our strategic plan and enables our team to focus its time and energy on deepening existing and adding new customer relationships, growing core profitability and building long-term shareholder value through the remainder of 2015 and beyond.”

About First National Community Bank:

First National Community Bancorp, Inc. is the bank holding company of First National Community Bank, which provides personal, small business and commercial banking services to individuals and businesses throughout Northeastern Pennsylvania. The institution was established as a National Banking Association in 1910 as The First National Bank of Dunmore, and has been operating under its current name since 1988. For more information about FNCB, visit www.fncb.com.

INVESTOR CONTACT:

James M. Bone, Jr., CPA

Executive Vice President and

Chief Financial Officer

First National Community Bank

(570) 348-6419

james.bone@fncb.com

The Company may from time to time make written or oral “forward-looking statements,” including statements contained in the Company’s filings with the Securities and Exchange Commission (“SEC”), in its reports to shareholders, and in other communications by the Company, which are made in good faith by the Company pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995.

These forward-looking statements include statements with respect to the Company’s beliefs, plans, objectives, goals, expectations, anticipations, estimates and intentions, that are subject to significant risks and uncertainties, and are subject to change based on various factors (some of which are beyond the Company’s control). The words “may,” “could,” “should,” “would,” “believe,” “anticipate,” “estimate,” “expect,” “intend,” “plan” and similar expressions are intended to identify forward-looking statements. The following factors, among others, could cause the Company’s financial performance to differ materially from the plans, objectives, expectations, estimates and intentions expressed in such forward-looking statements: the strength of the United States economy in general and the strength of the local economies in the Company’s markets; the effects of, and changes in trade, monetary and fiscal policies and laws, including interest rate policies of the Board of Governors of the Federal Reserve System; inflation, interest rate, market and monetary fluctuations; the timely development of and acceptance of new products and services; the ability of the Company to compete with other institutions for business; the composition and concentrations of the Company’s lending risk and the adequacy of the Company’s reserves to manage those risks; the valuation of the Company’s investment securities; the ability of the Company to pay dividends or repurchase common shares; the ability of the Company to retain key personnel; the impact of any pending or threatened litigation against the Company; the marketability of shares of the Company and fluctuations in the value of the Company’s share price; the impact of the Company’s ability to comply with its regulatory agreements and orders; the effectiveness of the Company’s system of internal controls; the ability of the Company to attract additional capital investment; the impact of changes in financial services’ laws and regulations (including laws concerning capital adequacy, taxes, banking, securities and insurance); the impact of technological changes and security risks upon the Company’s information technology systems; changes in consumer spending and saving habits; the nature, extent, and timing of governmental actions and reforms, and the success of the Company at managing the risks involved in the foregoing and other risks and uncertainties, including those detailed in the Company’s filings with the SEC.

The Company cautions that the foregoing list of important factors is not all inclusive. Readers are also cautioned not to place undue reliance on any forward-looking statements, which reflect management’s analysis only as of the date of this report, even if subsequently made available by the Company on its website or otherwise. The Company does not undertake to update any forward-looking statement, whether written or oral, that may be made from time to time by or on behalf of the Company to reflect events or circumstances occurring after the date of this report.

Readers should carefully review the risk factors described in the Annual Report and other documents that the Company periodically files with the Securities and Exchange Commission, including its Form 10-K for the year ended December 31, 2014.